High Income Securities Fund N-2/A

Exhibit 107

Company:	High Income Securities Fund
Exhibit:	EX-FILING FEES ● 07/02/2024
Section:	Calculation of Filing Fees Table Form N-2/A
Subsection:	Preamble
Table 1 of 1

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares of beneficial interest, no par value per share	457(o)	19,283,510 (1)	$6.53 (2)	$125,921,318	0.00014760	$18,586
Fees to Be Paid	Other	Rights to Purchase common shares of beneficial interest (3)	457(g)	17,530,463
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				$6.53	$125,921,318	0.0001476	$18,586
	Total Fees Previously Paid							-738
	Total Fee Offsets
	Net Fee Due							$17,848.00

(1) Includes 1,753,047 shares subject to the additional subscription privilege.

(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.

(3) Evidencing the rights to subscribe for common shares of beneficial interest of the Registrant being registered herewith. Pursuant to Rule 457(g) of the Securities Act of 1933, no separate registration fee is required for the rights because the rights are being registered on the same registration statement as the common shares of beneficial interest of the Registrant underlying the rights.